Exhibit 99.1

PRESS RELEASE

Cool Holdings, Inc. Announces

Ticker Symbol Change to “AWSM”

MIAMI, July 9, 2018 – Cool Holdings, Inc. (NASDAQ: IFON) today announced that its ticker symbol on the Nasdaq Capital Market will change to “AWSM” from “IFON.”  Trading under the new ticker symbol will begin at market opening on Wednesday, July 11, 2018.

“In conjunction with our recently announced name change, and in line with our expanding corporate strategy, a fresh symbol is an important step to represent the new corporate ideologies of Cool Holdings,” said Mauricio Diaz, the Company’s Chief Executive Officer.  “We are intensely focused on execution of our strategy and building value for our shareholders.”

No action is needed from the Company’s current shareholders relative to the ticker symbol change.  The common stock will continue to be listed on Nasdaq and the CUSIP number will remain unchanged as 21640C105.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company focused on premium retail brands.  It is currently comprised of OneClick®, a chain of retail stores and an authorized reseller under the Apple® Premier Partner, APR (Apple® Premium Reseller) and AAR MB (Apple® Authorized Reseller Mono-Brand) programs; Cooltech Distribution, an authorized distributor to the OneClick® stores and other resellers of Apple® products and other high-profile consumer electronic brands; and verykool®, a brand of wireless handsets, tablets and related products the Company sells to carriers, distributors and retailers in Latin America. Additional information can be found on its website at www.coolholdings.com.

All product names, logos, and brands are property of their respective owners. All company, product and service names used in this website are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

Contact:

Vernon A. LoForti
vern.loforti@infosonics.com
858-373-1675

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